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                                                                    EXHIBIT 10.4

          MEMO SUMMARIZING JOSHUA M. BERMAN'S COMPENSATION ARRANGEMENT

    Joshua M. Berman had until 29 February 2000 been affiliated with a law firm that served as outside counsel to the Company and had since 1 March 2000 been engaged by the Company to render legal, regulatory and other professional services. On June 25, 2002, the Compensation Committee recommended and the Board of Directors approved a resolution that his compensation be continued at the same level as he has received since 1 March 2000, namely that his compensation be set at $30,000 per month; that the compensation be paid to him as an employee and Vice President of the Company; that he be entitled to health benefits but not other fringe benefits; and that he receive normal and customary expenses and have the use of a secretary. On July 31, 2002 Mr. Berman terminated his engagement and the compensation arrangement.